Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 30, 2007, which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern, appearing on page F-2 of the annual report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2006, and to reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Olsen Thielen & Co. Ltd.

St. Paul, Minnesota

October 29, 2007